Exhibit 99.1

Contact:

Angie Langer
alanger@sajan.com
715-426-9505

MathStar Adopts Tax Benefit Preservation Plan
Designed to Preserve Use of Net Operating Losses

RIVER FALLS, Wis., February 25, 2010 – MathStar, Inc. (MATH.PK) (“MathStar”), a Delaware corporation which, through a wholly-owned subsidiary, operates Sajan, a leading provider of global language services and cloud-based translation management software, today announced that its Board of Directors has entered into a Tax Benefit Preservation Plan and Rights Agreement with Wells Fargo Bank, National Association, as rights agent (the “Plan”), effective today. The Plan is designed to protect stockholder value by preserving important tax assets. Through year-end 2009, MathStar had net operating losses, loss carryforwards and other tax assets (“NOLs”) that would offset approximately $27.1 million of taxable income. The Plan was adopted to reduce the likelihood that MathStar’s use of its NOLs would be substantially limited under Section 382 of the Internal Revenue Code.

NOLs can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, MathStar’s ability to use its NOLs may be substantially limited if there occurs an “ownership change” of MathStar as defined under Section 382. In general, an ownership change would occur if certain ownership changes related to MathStar’s stock held by 5% or greater stockholders collectively exceeded 50%, measured over a rolling three year period. These provisions can be triggered not only by merger and acquisition activity, but by market trading as well. The Plan is designed to deter trading that would lead to the loss of MathStar’s valuable NOLs and the resulting reduction in stockholder value.

Under the Plan, MathStar’s Board of Directors declared a dividend of one preferred share purchase right (a “Right”) per share of common stock. Each Right gives the holder of the common stock the right to purchase one one-millionth of a share of a new series of MathStar preferred stock. The Rights will be distributed to stockholders of record as of March 12, 2010, but would only be activated if triggered by the Plan.

Effective today, if any person or group acquires 4.99% or more of the outstanding shares of common stock (subject to certain exceptions), there would be a triggering event under the Plan resulting in significant dilution in the ownership interest of the person or group that exceeded that 4.99% ownership threshold.

Shannon Zimmerman, MathStar’s President, Chief Executive Officer and interim Chief Financial Officer commented, “This Plan is designed to protect our significant tax assets and to protect all stockholders from the possibility of losing a valuable asset of the Company.”

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that MathStar intends to file with the Securities and Exchange Commission today. In addition, MathStar stockholders of record as of March 12, 2010 will be mailed a detailed summary of the Plan.

About MathStar

On February 23, 2010, Sajan, Inc., a privately held company, was merged with and into Garuda Acquisition, LLC (the “Sub”), a wholly owned subsidiary of MathStar, Inc. The Sub survived the merger as a wholly owned subsidiary of MathStar, and has changed its name to Sajan, LLC. MathStar will continue the business of Sajan and operate as a provider of language translation technology and service under the Sajan name.

Through MathStar, Sajan® operates as a leading provider of global language services and cloud-based translation management software. We deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle. At the center of Sajan’s offerings is an advanced translation management system, GCMS™, used by over 650 clients to date. Our spectrum of delivery models and nimble, entrepreneurial culture enables Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry. Website: http://www.sajan.com

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its subsidiaries and include, but are not limited to, risks referenced from time to time in MathStar’s filings with the Securities and Exchange Commission, including those set forth in the section of MathStar’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2010 under the heading “Risk Factors” and in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Except as may be required by law, MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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